Resolution of the Board of Directors of the Registrant creating the position of Non-Executive Chairman of the Board.

           At a special meeting of the Board of Directors of the Company held on June 26, 1999, on motion made and carried, the following resolution, among others, was adopted:

           RESOLVED, that a position of Non-Executive Chairman of the Board of Directors of the Company shall be, and it hereby is, authorized and created and that, in order to carry out this resolution, the Amended and Restated Bylaws of the Company (the "Bylaws") be, and they hereby are, amended in connection with the foregoing and that ARTICLE IV,
      Section 1 of the Bylaws shall be amended and restated in its entirety as follows:

           "Section 1. General. The officers of the Corporation shall be chosen by the Board of Directors and shall be a President, a Secretary and a Treasurer. The Board of Directors, in its discretion, may also choose a Chairman of the Board of Directors (who must be a director) and one or more Vice Presidents, Assistant Secretaries, Assistant Treasurers and other officers. Any number of offices may be held by the same person, unless otherwise prohibited by law, the Certificate of Incorporation or these By-Laws. The officers of the Corporation need not be stockholders of the Corporation nor, except in the case of the Chairman of the Board of Directors, need such officers be directors of the Corporation. The Board of Directors, in its discretion, may also choose a Non-Executive Chairman of the Board of Directors (who must be a director) who (i) shall not be an officer, but may be an employee, of the Corporation, (ii) shall have none of the powers of any officer of the Corporation granted herein, by resolution of the Board of Directors, by statute, common law, or otherwise, (iii), shall have none of the powers of the Chairman of the Board of Directors granted herein, by resolution of the Board of Directors, by statute, common law or otherwise, (iv) shall not serve as the Chairman of any meeting of the Board of Directors or the stockholders of the Corporation, and (iv) shall not be authorized to incur any expenses, obligations or liabilities on behalf of the Corporation or, except in his capacity as a Director of the Corporation, to otherwise direct the affairs or management or operations of the Corporation in any manner whatsoever."